Exhibit 3.4

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CF FINANCE ACQUISITION CORP. IV”, CHANGING ITS NAME FROM “CF FINANCE ACQUISITION CORP. IV” TO “CF ACQUISITION CORP. IV”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2020, AT 5:53 O`CLOCK P.M.

THIRD CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CF FINANCE ACQUISITION CORP. IV

CF Finance Acquisition Corp. IV, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

l.       The Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article I to read as follows:

“The name of the corporation shall be CF Acquisition Corp. IV (the “Corporation”).”

2.       The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of th e ficate of Incorporation has been executed by a duly authorized officer of this corporation this 24th day of September, 2020.

CF FINANCE ACQUISITION CORP. IV

By:	/s/ Howard W. Lutnick
Howard W. Lutnick Chairman and Chief Executive Officer

[Third Certificate of Amendment of the Certificate of Incorporation of CF Finance Acquisition Corp. IV]